EXHIBIT 99(i)


FOR IMMEDIATE RELEASE
From:     Deb Hagen
          Honeywell Inc.

               COURT  ORDERS  NEW  TRIAL  FOR DAMAGES  IN  LITTON
                                ANTITRUST  TRIAL


     LOS ANGELES, JULY 24, 1996 _ Honeywell Inc. said it was pleased with the

U.S. District Court's decision ordering a new trial on damages in the Litton

Systems Inc. antitrust case. In calling for a new trial on damages, the Court vacates a Feb. 29 jury verdict against Honeywell of $234 million.

     `This is a victory for Honeywell,' said Edward D. Grayson, Honeywell vice president and general counsel. In ordering a new trial on damages, the Court concluded that Litton's damage study was `seriously flawed,' and that `the jury's verdict was based on speculation.' At the same time, Honeywell said it was disappointed that the court declined to overturn the jury's finding against

Honeywell on liability.

     Prior to this ruling, the Court had dismissed for failure of proof Litton's claims that Honeywell had engaged in below-cost predatory pricing, illegal tying and bundling, and had illegally acquired Sperry Avionics in 1986. On Feb. 29,

the jury had returned a $234 million verdict against Honeywell for the monopolization claim but failed to reach a verdict on the attempted monopolization claim. If the $234 million damage award had withstood the post-

trial motion, the amount would have been trebled.

     In the 1960s Honeywell pioneered the application of ring laser gyroscopes to inertial navigation systems used for aircraft, and has become a worldwide leader in the manufacture and sale of such systems for commercial and military aircraft and vehicles of all types.

     Honeywell is a global controls company focused on creating value through control technology that enhances comfort, improves productivity, saves energy,

protects the environment and increases safety. The company serves customers worldwide in the homes and buildings, industrial, and aviation and space markets. Honeywell employs 53,000 people in 95 countries and had 1995 sales of

$6.7 billion.